Exhibit 99.4

PROGRESSIVE CARE INC.

Nominating and Corporate Governance Committee Charter

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to:

●	assist the Board of Directors (“Board”) by identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

●	recommend for the Board’s approval the slate of nominees to be proposed by the Board to stockholders for election to the Board;

●	develop, update as necessary and recommend to the Board the governance principles applicable to Progressive Care Inc. (the “Company”);

●	oversee the evaluation of the Board and management; and

●	recommend to the Board the directors who will serve on each committee of the Board.

Appointment, Membership and Organization

The Nominating and Corporate Governance Committee will be made up of at least (2) independent directors in accordance with The Nasdaq Stock Market (“Nasdaq”) rules. The Committee’s members are appointed by the Board. In appointing members of the Committee, the Board will consider the qualifications of each appointee, including such appointee’s business experience and financial knowledge. The Board will determine the exact number of members and can at any time remove or replace a Committee member.

Each Committee member appointed by the Board will meet the requirements of Nasdaq, including those related to independence. The Board may designate one of the Committee members as the Chair of the Committee. The Committee may also form and delegate authority to subcommittees if the Committee feels this is appropriate.

Responsibilities and Authority

The Nominating and Corporate Governance Committee will:

1.	Evaluate the composition, size, organization and governance of the Board and its committees; determine future requirements; make recommendations to the Board about the appointment of directors to committees of the Board; and recommend the selection of chairs of these committees to the Board.

2.	Review and recommend to the Board director independence determinations made with respect to continuing and prospective directors.

3.	Review periodically the competencies, skills and personal qualities of each existing director, and the contributions made by the director to the effective operation of the Board.

4.	Develop, update as necessary and recommend to the Board policies for considering stockholder nominees for election to the Board.

5.	Recommend ways to enhance communications and relations with stockholders.

6.	Evaluate and recommend candidates for election to the Board consistent with criteria approved by the Board.

7.	Oversee the Board’s performance and self-evaluation process, including conducting surveys of director observations, suggestions, and preferences regarding how effectively the Board operates. The Committee also will evaluate the participation of members of the Board in continuing education activities in accordance with Nasdaq rules.

8.	Oversee an orientation program to familiarize new directors with the Company’s business and operations, including the Company’s reporting structure, strategic plans, significant financial, accounting and risk issues and compliance programs and policies, management, and the external auditors.

9.	Evaluate and recommend termination of service of individual members of the Board as appropriate, in accordance with the Board’s governance principles, for cause or for other proper reasons.

10.	Make regular written reports to the Board.

11.	Review and re-examine this Charter on a periodic basis and make recommendations to the Board regarding any proposed changes.

12.	Review annually the Committee’s own performance against responsibilities outlined in this Charter and as otherwise established by the Board.

13.	Review annually the effectiveness of the Board as a whole and each committee of the Board, including this Committee, and make recommendations to the Board.

14.	Undertake on behalf of the Board such other corporate governance initiatives as may be necessary or desirable to enable the Board to provide effective corporate governance for the Company and contribute to the success of the Company and enhance shareholder value.

In performing its responsibilities, the Nominating and Corporate Governance Committee will have the authority to obtain advice, reports, or opinions from internal or external counsel and expert advisors, including director search firms. The Company shall provide appropriate funding, as determined by the Committee, for payment of reasonable compensation to any consultant, legal counsel, or other advisors.

Meetings and Minutes

The Nominating and Corporate Governance Committee will meet at least once per year, and more often as warranted, with the Chief Executive Officer to discuss any matters that the Committee or the Chief Executive Officer believes should be discussed privately. The Committee shall also meet periodically without management present.

The Committee will maintain written minutes of its meetings.